Exhibit D

                 CERTAIN INFORMATION REGARDING THE STOCKHOLDERS

         The following table sets forth the name and present principal occupation or employment, and the name and principal business of any corporation or other organization in which such occupation or employment is conducted of each of the Stockholders. Unless otherwise indicated, the business address of each Stockholder is c/o 7021 Greenleaf Avenue, Whittier, California 90602, and each Stockholder is a citizen of the United States.

STOCKHOLDER                         PRESENT PRINCIPAL OCCUPATION

David S. Engelman                   Private investor

Alfred J. Gobar                     Company Director

Wayne L. Harvey                     Company Director

Kathryn M. Hennigan                 Senior Vice President, Administrative
                                    Services and Corporate Secretary of the
                                    Company

David K. Leichtfuss                 President, Broadview Mortgage Corp.
1717 S. State College Blvd., #265
Anaheim, CA  92806

Frederic R. McGill                  Director, President and Chief Executive
                                    Officer of the Company

Edward L. Miller                    Partner, law firm of Bewley, Lassleben &
13215 East Penn Street, Suite 510   Miller, LLP
Whittier, CA  90602

J.L. Thomas                         Chairman of the Board of the Company

Dwight L. Wilson                    Senior Vice President, Treasurer and Chief
                                    Financial Officer of the Company


         To the best of Popular's knowledge, none of the Stockholders has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) been a party to any civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.


                                      D-1